Exhibit 99.1

NEWS RELEASE

Gray’s Operating Results for the First Quarter Driven by Continued Strong Demand and Execution;

Gray Announces New $250 Million Debt Repurchase Authorization

Atlanta, Georgia – May 7, 2024. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced financial results for the first quarter ended March 31, 2024, reflecting our total revenue of $823 million and total operating expenses (before depreciation, amortization and loss on disposal of assets) of $632 million.

Overall, we believe that our businesses have started 2024 in a strong position. The first quarter of 2024 produced strong core advertising results, including $372 million in core advertising revenue, an increase of $15 million or 4% compared to 2023. Our core advertising business has more than fully recovered from the pandemic, with core advertising revenues 3% higher in the first quarter of 2024 than the corresponding quarter of the pre-pandemic year of 2019. Our first quarter results benefited from continued strong advertiser demand for our local content including numerous professional sporting events on our stations, from the Super Bowl to local packages of NBA games. We believe these solid results are attributable to real-world confidence among advertisers and businesses in local markets who rely on our high-quality television stations to reach local audiences.

Our portfolio and strong local news stations is positioned well to capitalize on competitive political races in dozens of markets across the country, although we do not yet have sufficient visibility to provide guidance for political advertising revenue for the full year.  We continue to anticipate strong political advertising revenues for the full year that will materialize later in the year than they historically have done. Consistent with expectations, we are currently guiding for political advertising revenue in the second quarter of 2024 to range between 55% and 72% higher than the second quarter of 2020.

On February 8, 2024, we received $110 million in pre-tax cash proceeds from the closing of the previously announced sale of Broadcast Music, Inc. (“BMI”). Fifty million dollars of the net proceeds from the sale of BMI were used to pay in full the amount then outstanding under our Revolving Credit Facility. Also, in addition to our required minimum principal payments that were paid during the first quarter, on April 1, 2024, we used a further $50 million of cash on hand to voluntarily pre-pay additional portions of our outstanding term loans.

On February 16, 2024, we completed an extension and upsizing of our revolving credit facility. Due to strong demand, our banking group increased their commitments to our revolving credit facilities to $625 million, which includes a new $552.5 million revolving credit facility maturing on December 31, 2027, and $72.5 million facility maturing on December 1, 2026.

On May 6, 2024, our Board of Directors authorized us to use up to $250 million of available liquidity to repurchase our outstanding indebtedness through December 31, 2025. The extent of such repurchases, including the amount and timing of any repurchases, will depend on general market conditions, regulatory requirements, alternative investment opportunities and other considerations. This repurchase program does not require us to repurchase a minimum amount of debt, and it may be modified, suspended or terminated at any time without prior notice.

Summary of First Quarter Operating Results

Operating Highlights (the respective 2024 periods reflect the “on-year” of the two-year political advertising cycle):

●	Total revenue was $823 million, an increase of 3% from the first quarter of 2023.

●	Core Advertising Revenue was $372 million, an increase of 4% from the first quarter of 2023.

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In the first quarter of 2024, we earned approximately $18 million of net revenue from the broadcast of the Super Bowl on our 54 CBS channels compared to an aggregate of $6 million of net revenue relating to the broadcast of the Super Bowl on our 27 FOX channels during the first quarter of 2023.

●

Net income attributable to common stockholders was $75 million, or $0.79 per fully diluted share, a significant improvement compared to a loss of $44 million, or $0.48 per fully diluted share, in the first quarter of 2023.

●	Adjusted EBITDA was $197 million, an increase of 21% from the first quarter of 2023.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Other Key Metrics

●	As of March 31, 2024, our Leverage Ratio, which is calculated as set forth in our Senior Credit Agreement, was 5.63 to 1.00.

●	Non-cash stock compensation was $6 million during the first quarter of 2024, and $2 million in the first quarter of 2023.

Taxes

●

During the first quarter of 2024 and 2023, we did not make any material income tax payments. During the remainder of 2024, we currently anticipate making income tax payments within a range of $195 million to $215 million.

●	As of March 31, 2024, we have an aggregate of $282 million of various state operating loss carryforwards, of which we currently expect that approximately $201 million will not be utilized.

●

During 2020, we carried back certain net operating losses to offset taxable income reported in earlier years, resulting in a refund to us of $23 million, including interest, that was collected in the second quarter of 2024.

Guidance

Based on our current forecasts for the quarter ending June 30, 2024, we anticipate the following key financial results, as outlined below in approximate ranges and as compared to the quarter ending March 31, 2024, as well as certain currently anticipated full-year financial results. As always, guidance may change in the future based on a number of factors and therefore may not reflect actual results:

				Year Ending
	Quarter Ending			December 31, 2024
		June 30, 2024		Approximate Estimates
	March 31, 2024	(Guidance)		As of May 7, 2024
	(Actual)	Low	High	(Guidance)
	(in millions)
Revenue (less agency commissions):
Core advertising	$372	$379	$385	$1,600
Political	27	45	50
Retransmission consent	381	370	375	1,500
Production companies	24	18	19	105
Other	19	16	17	70
Total revenue	$823	$828	$846

Operating expenses (excluding deperciation, amortization and loss on disposal of assets):
Broadcasting:
Station expenses	$348	$339	$344	$1,410
Network affiliation fees	234	235	235	935
Non-cash stock-based compensation	1	1	1	5
Total broadcasting expense	$583	$575	$580	$2,350

Production companies	$21	$16	$17	$85

Corporate and administrative:
Corporate expenses	$23	$28	$33	$106
Non-cash stock-based compensation	5	5	5	19
Total corporate and administrative expense	$28	$33	$38	$125

Approximate Estimates
As of May 7, 2024 (Guidance)
Annual 2024 estimated supplemetal information:	(in millions)
Interest expense	$440
Amortization of deferred financing costs	$12
Preferred stock dividends	$52
Common stock dividends	$32
Total capital expenditures, excluding Assembly Atlanta	$115-$120
Capital expenditures for Assembly Atlanta, net of anticipated reimbursements	$15
Income tax payments	$195-$215

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2024	Page 2 of 9

Selected Operating Data (Unaudited)

	Three Months Ended March 31,
			% Change		% Change
			2024 to		2024 to
	2024	2023	2023	2022	2022
	(dollars in millions)
Revenue (less agency commissions):
Core advertising	$372	$357	4%	$365	2%
Political advertising	27	8	238%	26	4%
Retransmission consent	381	395	(4)%	393	(3)%
Other	19	19	0%	20	(5)%
Total broadcasting revenue	799	779	3%	804	(1)%
Production companies	24	22	9%	23	4%
Total revenue	$823	$801	3%	$827	0%

Operating expenses (1):
Broadcasting:
Station expenses	$348	$320	9%	$301	16%
Network affiliation fees	234	235	0%	227	3%
Transaction Related Expenses	-	-	N/A	2	(100)%
Non-cash stock-based compensation	1	-	N/A	-	N/A
Total broadcasting expense	$583	$555	5%	$530	10%

Production companies	$21	$59	(64)%	$26	(19)%

Corporate and administrative:
Corporate expenses	$23	$24	(4)%	$22	5%
Transaction Related Expenses	-	-	N/A	1	(100)%
Non-cash stock-based compensation	5	2	150%	5	0%
Total corporate and administrative expense	$28	$26	8%	$28	0%

Net income (loss)	$88	$(31)	384%	$62	42%

Adjusted EBITDA	$197	$163	21%	$248	(21)%

(1)	Excludes depreciation, amortization and loss (gain) on disposal of assets.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2024	Page 3 of 9

Detail Table of Operating Results (Unaudited)

	Three Months Ended
	March 31,
	2024	2023
	(in millions, except per share information)
Revenue (less agency commissions):
Broadcasting	$799	$779
Production companies	24	22
Total revenue (less agency commissions)	823	801
Operating expenses before depreciation, amortization, and loss on disposal of assets, net:
Broadcasting	583	555
Production companies	21	59
Corporate and administrative	28	26
Depreciation	36	35
Amortization of intangible assets	31	49
Loss on disposal of assets, net	-	10
Operating expenses	699	734
Operating income	124	67
Other income (expense):
Miscellaneous income (expense), net	110	(2)
Interest expense	(115)	(104)
Loss on early extinguishment of debt	-	(3)
Income (loss) before income taxes	119	(42)
Income tax expense (benefit)	31	(11)
Net income (loss)	88	(31)
Preferred stock dividends	13	13
Net income (loss) attributable to common stockholders	$75	$(44)

Basic per share information:
Net income (loss) attributable to common stockholders	$0.80	$(0.48)
Weighted-average common shares outstanding	94	92

Diluted per share information:
Net income (loss) attributable to common stockholders	$0.79	$(0.48)
Weighted-average common shares outstanding	95	92

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2024	Page 4 of 9

Other Financial Data (Unaudited)

	Three Months Ended March 31,
	2024	2023
	(in millions)

Net cash provided by operating activities	$68	$412
Net cash provided by (used in) investing activities	80	(95)
Net cash used in financing activities	(35)	(322)
Net increase (decrease) in cash	$113	$(5)

	As of
	March 31,	December 31,
	2024	2023
	(in millions)

Cash	$134	$21
Long-term debt, including current portion, less deferred financing costs	$6,154	$6,160
Series A perpetual preferred stock	$650	$650
Borrowing availability under Senior Credit Facility	$619	$494

Additional Information

The Company

We are a multimedia company headquartered in Atlanta, Georgia and the nation’s largest owner of top-rated local television stations and digital assets. Our television stations serve 114 television markets that collectively reach approximately 36 percent of US television households. This portfolio includes 79 markets with the top-rated television station and 102 markets with the first and/or second highest rated television station. It also owns video program companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, as well as the studio production facilities Assembly Atlanta and Third Rail Studios. Gray owns a majority interest in Swirl Films. For more information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains certain forward-looking statements that are based largely on our current expectations and reflect various estimates and assumptions by us. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties, which in some instances are beyond our control, include estimates of future revenue, future expenses and other future events. We are subject to additional risks and uncertainties described in our quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained therein, which reports are made publicly available via our website, www.gray.tv. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2023, and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission and available at www.sec.gov.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2024	Page 5 of 9

Conference Call Information

We will host a conference call to discuss our first quarter operating results on May 7, 2024. The call will begin at 10:00 a.m. Eastern Time. The live dial-in number is 1-800-285-6670. The call will be webcast live and available for replay at www.gray.tv. The replay of the conference call will also be available at 1-888-556-3470, Confirmation Code: 898476 until June 6, 2024.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, 404-266-5513

Pat LaPlatney, President and Co-Chief Executive Officer, 334-206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Jeff Gignac, Executive Vice President, Finance, 470-225-5453

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2024	Page 6 of 9

Non-GAAP Terms

In addition to results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this earnings release discusses “Adjusted EBITDA” a non-GAAP performance measure that management uses to evaluate the performance of the business. Adjusted EBITDA is calculated as net income (loss), adjusted for income tax expense (benefit), interest expense, loss on extinguishment of debt, non-cash stock-based compensation costs, non-cash 401(k) expense, depreciation, amortization of intangible assets, impairment of goodwill and other intangible assets, impairment of investments, loss (gain) on asset disposals and certain other miscellaneous items. We consider Adjusted EBITDA to be an indicator of our operating performance.

In addition, “Leverage Ratio Denominator” is a metric that management uses to calculate our compliance with our financial covenants in our indebtedness agreements. This metric is calculated as specified in our Senior Credit Agreement and is a significant measure that represents the denominator of a formula used to calculate compliance with material financial covenants within the Senior Credit Agreement that govern our ability to incur indebtedness, incur liens, make investments and make restricted payments, among other limitations usual and customary for credit agreements of this type. Accordingly, management believes this metric is a very material metric to our debt and equity investors. Leverage Ratio Denominator gives effect to the revenue and broadcast expenses of all completed acquisitions and divestitures as if they had been acquired or divested, respectively, on April 1, 2022. It also gives effect to certain operating synergies expected from the acquisitions and related financings and adds back professional fees incurred in completing the acquisitions. Certain of the financial information related to the acquisitions, if applicable, has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the acquisitions had been completed on the stated date. In addition, the presentation of Leverage Ratio Denominator as determined in the Senior Credit Agreement and the adjustments to such information, including expected synergies, if applicable, resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act of 1933. Leverage Ratio Denominator, as determined in the Senior Credit Agreement, represents an average amount for the preceding eight quarters then ended.

We define Transaction Related Expenses as incremental expenses incurred specific to acquisitions and divestitures, including but not limited to legal and professional fees, severance and incentive compensation, and contract termination fees. We present certain line items from our selected operating data, net of Transaction Related Expenses, in order to present a more meaningful comparison between periods of our operating expenses and our results of operations.

Our “Adjusted Total Indebtedness”, “First Lien Adjusted Total Indebtedness” and “Secured Adjusted Total Indebtedness” represents the amount of outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement for the applicable amount of indebtedness.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2024	Page 7 of 9

Reconciliation of Adjusted EBITDA (Unaudited):

	Three Months Ended
	March 31,
	2024	2023	2022
	(in millions)
Net income (loss)	$88	$(31)	$62
Adjustments to reconcile from net income (loss) to Adjusted EBITDA
Depreciation	36	35	32
Amortization of intangible assets	31	49	52
Non-cash stock-based compensation	6	2	5
Loss (gain) on disposal of assets, net	-	10	(5)
Miscellaneous (income) expense, net	(110)	2	2
Interest expense	115	104	79
Loss on early extinguishment of debt	-	3	-
Income tax expense (benefit)	31	(11)	21
Adjusted EBITDA	$197	$163	$248

Supplemetal Information:
Amortization of deferred financing costs	3	4	4
Preferred stock dividends	13	13	13
Common stock dividends	8	7	8
Purchases of property and equipment (1)	19	19	17
Reimbursements of property and equipment purchases (2)	-	-	5
Income taxes paid, net of refunds	-	-	-

(1)	Excludes $15 million, $91 million and $30 million related to the Assembly Atlanta project in 2024, 2023 and 2022, respectively.
(2)	Excludes $5 million and $26 million related to the Assembly Atlanta project in 2024 and 2023, respectively.

Gray Television, Inc.
Earnings Release for the three-month period ended March 31, 2024	Page 8 of 9

Calculation of Leverage Ratio, First Lien Leverage Ratio and Secured Leverage Ratio, as each is defined in our Senior Credit Agreement (Unaudited):

Eight Quarters Ended
March 31, 2024
(in millions)

Net income	$405
Adjustments to reconcile from net income to Leverage Ratio
Denominator as defined in our Senior Credit Agreement:
Depreciation	279
Amortization of intangible assets	381
Non-cash stock-based compensation	42
Non-cash 401(k) expense	19
Loss on disposal of assets, net	22
Gain on disposal of investment, not in the ordinary course	(110)
Interest expense	830
Loss on early extinguishment of debt	3
Income tax expense	163
Impairment of investments, goodwill and other intangible assets	90
Amortization of program broadcast rights	79
Payments for program broadcast rights	(81)
Pension gain	(5)
Contributions to pension plans	(7)
Adjustments for unrestricted subsidiaries	42
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	(2)
Transaction Related Expenses	6
Other	1
Total eight quarters ended March 31, 2024	$2,157
Leverage Ratio Denominator (total eight quarters ended March 31, 2024, divided by 2)	$1,079

March 31, 2024
(dollars in millions)

Total outstanding principal, including current portion	$6,206
Letters of credit outstanding	6
Cash	(134)
Adjusted Total Indebtedness	$6,078
Leverage Ratio (maximum permitted incurrence is 7.00 to 1.00)	5.63

Total outstanding principal secured by a first lien	$2,656
Cash	(134)
First Lien Adjusted Total Indebtedness	$2,522
First Lien Leverage Ratio (maximum permitted incurrence is 4.00 to 1.00) (1)	2.34

Total outstanding principal secured by a liens	$2,656
Cash	(134)
Secured Adjusted Total Indebtedness	$2,522
Secured Leverage Ratio (maximum permitted incurrence is 5.50 to 1.00)	2.34

(1)	At any time any amounts are outstanding under our revolving credit facility, our maximum First Lien Leverage Ratio cannot exceed 4.25 to 1.00.

Gray Television, Inc.
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